Exhibit 10.4

INDEMNIFICATION AGREEMENT

        THIS INDEMNIFICATION AGREEMENT, dated as of June 1, 1989, 1989, by and between ETHYL CORPORATION, a Virginia corporation (“Ethyl”), and its wholly-owned subsidiary, TREDEGAR INDUSTRIES, INC., a Virginia corporation (“Tredegar”), is entered into in connection with a Reorganization and Distribution Agreement dated as of the date of this Agreement (the “Reorganization Agreement”).

        WHEREAS, the parties desire to indemnify, defend and hold harmless one another under certain circumstances that may arise in connection with the transactions contemplated in the Reorganization Agreement;

        NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

        Terms used in this Agreement shall have the meanings assigned to them in the Reorganization Agreement.

ARTICLE II

INDEMNIFICATION

        Section 2.01. Indemnification by Ethyl. Except as set forth in the Tax Sharing Agreement, Ethyl shall indemnify, defend and hold harmless Tredegar and each of its Affiliates, each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing (the “Tredegar Indemnitees”) from and against any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses, matured or not matured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions) (collectively, “Indemnifiable Losses” and, individually, an “Indemnifiable Loss”) of the Tredegar Indemnitees arising out of or due to the failure or alleged failure of Ethyl or any of its Affiliates to pay, perform or otherwise discharge in due course any of the Ethyl Liabilities.

        Section 2.02. Indemnification by Tredegar. Except as set forth in the Tax Sharing Agreement, Tredegar shall indemnify, defend and hold harmless Ethyl and each of its Affiliates, each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing (the “Ethyl Indemnitees”) from and against any and all Indemnifiable Losses of the Ethyl Indemnitees arising out of or due to the failure or alleged failure of Tredegar or any of its Affiliates to pay, perform or otherwise discharge in due course any of the Tredegar Liabilities.

ARTICLE III

PROCEDURE FOR INDEMNIFICATION

        Section 3.01. Notice of Third Party Claims. Each party indemnified under Section 2.01 or 2.02, promptly following the earlier of (i) receipt of notice of the commencement of any Action, or (ii) receipt of information regarding the alleged existence of a claim, against such indemnitee with respect to which an indemnity may be sought pursuant to this Agreement (a “Third Party Claim”), shall give the indemnifying party written notice thereof. The failure of any indemnitee to give notice as provided in this Section 3.01 shall not relieve the indemnifying party of its obligations under this Agreement, except to the extent that such indemnifying party is prejudiced by such failure to give notice.

        Section 3.02. Defense of Third Party Claims. In case an Action shall be brought, or such an Action is threatened, against any indemnitee and it shall notify promptly an indemnifying party of the existence thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel satisfactory to such indemnitee. If the indemnifying party so assumes the defense thereof, it may not agree to any settlement of such action as the result of which, any remedy or relief, other than monetary damages for which the indemnifying party shall be responsible hereunder, shall be applied to or against the indemnitee, without the prior written consent of the indemnitee. If the indemnifying party does not assume the defense thereof, it shall be bound by any settlement to which the indemnitee agrees, irrespective of whether the indemnifying party consents thereto. If any settlement of any claim is effected by the indemnitee prior to commencement of any action relating thereto, the indemnifying party shall be bound thereby only if it has consented in writing thereto or has unreasonably withheld its consent. The indemnitee shall have the right to employ its own counsel in any such case, including circumstances in which the indemnitee shall have reasonably concluded that there may be defenses available to it which are different from or in addition to those available to the indemnifying party (in which case the indemnifying party shall not have the right to direct any such different or additional defense of such action or claim on behalf of the indemnitee, but the fees and expenses of such counsel shall be at the expense of such indemnitee unless the employment of such counsel shall have been authorized in writing in advance by the indemnifying party in connection with the defense of such action or claim or the indemnifying party shall not have employed counsel promptly to take charge of the defense of such action or claim, in any of which events such fees and expenses shall be borne by the indemnifying party). Except as expressly provided above, the indemnifying party shall not be liable to any indemnitee for the costs of investigating, preparing or defending against such action or claim subsequent to such time as the indemnifying party assumes the defense of such action or claim, unless such investigation, preparation or defense shall have been conducted at the request of the indemnifying party, its counsel or the insurer. In the event that any actions or claims could result in both parties being liable to the other under these indemnification provisions, the parties shall endeavor, acting reasonably and in good faith, to agree upon a manner of conducting the defense and/or settlement of such action or claim with a view to minimizing the legal ex-

penses and associated costs that might otherwise be incurred by the parties under the provisions of this Section 3.02. To the extent possible, the costs of such defense and/or settlement shall be allocated by the parties on the basis of the eventual determination of liability.

        Section 3.03. Other Claims. Any claim on account of an Indemnifiable Loss that does not result from a Third Party Claim shall be asserted by written notice given by the indemnitee to the indemnifying party within 60 days of the indemnitee’s discovery of such Indemnifiable Loss. Such indemnifying party shall have a period of 60 days after the receipt of such notice within which to respond thereto. If such indemnifying party does not respond within such 60 days’ period, such indemnifying party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If such indemnifying party does respond within such 60 days’ period and rejects such claim in whole or in part, such indemnitee shall be free to pursue such remedies as may be available to such party under applicable law and this Agreement.

        Section 3.04. Miscellaneous Provisions Relating to Indemnification. The indemnification provided for in this Article III shall be subject to the following provisions:

        (a) any amounts payable from Ethyl to Tredegar and from Tredegar to Ethyl shall be offset against each other; and

        (b) the amounts for which the indemnifying party shall be liable under this Article III shall be net of insurance proceeds the benefits of which the indemnitee has received in connection with the facts giving rise to the right of indemnification.

        IN WITNESS WHEREOF, Ethyl and Tredegar have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.

ETHYL CORPORATION By: /s/ E. Whitehead Elmore —————————————— E. Whitehead Elmore Vice President, Secretary and General Counsel

TREDEGAR INDUSTRIES, INC. By: /s/ John D. Gottwald —————————————— John D. Gottwald President